EXHIBIT 23.1


REPORT ON FINANCIAL STATEMENT SCHEDULE AND

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Wired Ventures, Inc.


     The audits referred to in our report dated October 18, 1996, included the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1995 and the nine-month period ended September 30, 1996, included in the Registration Statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



     We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.


KPMG PEAT MARWICK LLP

San Francisco, California

October 20, 1996